Exhibit 3.17

CERTIFICATE OF FORMATION

of

CERVALIS LLC

This Certificate of Formation of Cervalis LLC (hereinafter sometimes called the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.                                      The name of the Company is:

Cervalis LLC

2.                                      The address of the registered office of the Company in Delaware is Nine East Loockerman Street, City of Dover, County of Kent, State of Delaware, 19901. The Company’s registered agent, as required to be maintained by Section 18-104 of the Delaware Limited Liability Act, is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the 3rd day of April, 2000.

/s/ Robert T. Abramson
Robert T. Abramson
Authorized Person

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 04/04/2000
001170264 - 3206690